Exhibit (a)(1)(S)

Second Amended and Restated

Offer to Purchase for Cash

by

EMPEIRIA ACQUISITION CORP.

of

Up to 5,520,000 Shares of its Common Stock

at a Stock Purchase Price of $10.20 Per Share

in Connection with its Consummation of a Proposed Business

Transaction

THE OFFER HAS BEEN AMENDED AS DESCRIBED IN THE SECOND AMENDED AND RESTATED OFFER TO PURCHASE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 27, 2012, UNLESS THE OFFER IS EXTENDED.

Your clients, for whom you hold shares of common stock of Empeiria Acquisition Corp., $0.0001 par value (“Common Shares”), registered in your name or in the name of your nominee are urged to carefully review the Second Amended and Restated Offer to Purchase, dated November 21, 2012. Those holders who support Empeiria Acquisition Corp.’s proposed Merger with Integrated Drilling Equipment Company Holdings Inc. should NOT tender their Common Shares in this tender offer.

November 21, 2012

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by Empeiria Acquisition Corp., a Delaware corporation (the “Company”), to act as Information Agent in connection with its offer to purchase up to 5,520,000 Common Shares at a stock purchase price of $10.20 per share, net to the seller in cash, without interest, for a total purchase price up to $56,304,000 upon the terms and subject to the conditions set forth in the Second Amended and Restated Offer to Purchase, dated November 21, 2012 (the “Offer to Purchase”), and the related Second Amended and Restated Letter of Transmittal (the “Letter of Transmittal” and together with any supplements or amendments thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Common Shares registered in your name or in the name of your nominee.

This Offer is conditioned upon, among other things, the number of Common Shares validly tendered and not properly withdrawn being less than or equal to 5,520,000, the Merger Condition (as defined in the Offer to Purchase) and the Financing Condition (as defined in the Offer to Purchase) having been satisfied or waived. See “The Offer — Conditions of the Offer” in the Offer to Purchase. If more than 5,520,000 Common Shares are validly tendered and not properly withdrawn we will terminate or extend the Offer. Accordingly, there will be no proration in the event that more than 5,520,000 Common Shares are properly tendered in the Offer. If the Company terminates the Offer, it will NOT: (i) purchase any Common Shares pursuant to the Offer or (ii) consummate the Merger (as defined in the Offer to Purchase) in accordance with the terms of the Merger Agreement (as defined in the Offer to Purchase) described in the Offer to Purchase.

If the number of Common Shares properly tendered is less than or equal to 5,520,000 Common Shares and the Merger Condition (as defined in the Offer to Purchase) has been satisfied, the Company will, on the terms and subject to the other conditions of the Offer, purchase all Common Shares so validly tendered and not properly withdrawn.

Enclosed with this letter are copies of the following documents:

1. Second Amended and Restated Offer to Purchase, dated November 21, 2012;

2. Second Amended and Restated Letter of Transmittal, for your use in accepting the Offer and tendering Common Shares of and for the information of your clients;

3. A form of letter that may be sent to your clients for whose account you hold Common Shares registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer; and

4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, November 27, 2012, unless the Offer is extended.

Under no circumstances will interest be paid on the purchase price of the Common Shares regardless of any extension of, or amendment to, the Offer or any delay in paying for such Common Shares.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Common Shares pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients. The Company will not pay or cause to be paid any transfer taxes applicable to its purchase of Common Shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase and Letter of Transmittal (see Instruction 6 of the Letter of Transmittal).

Questions and requests for additional copies of the enclosed material may be directed to us at our address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

MORROW & CO., LLC

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.

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